Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective December 4, 2020 (“Effective Date”), is made between U.S. Gold Corp., a Nevada corporation (“Employer” or the “Company”), and Edward Karr (“Employee”). Employee and the Company are sometimes referred to herein as the “Parties.”

RECITALS

A. Employer is in the business (the “Business”) of natural resources exploration, development, and exploitation.

B. Employer desires to obtain the services of Employee as its Executive Chairman, in which capacity Employee has access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information and will not solicit Employer’s customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C. Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the parties agree as follows:

1. Employment. The Company agrees to employ and Employee agrees to serve as the Company’s Executive Chairman. The duties and responsibilities of Employee shall include the duties and responsibilities as the Board of Directors of the Company (the “Board”) may from time to time assign to Employee. The Employee shall devote such of Employee’s time, energy, skill and reasonable best efforts on a full time basis and as is necessary to the performance of Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform Employee’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. Provided that none of the additional activities interferes with the performance of the duties and responsibilities of Employee or are determined by the Company to be inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1, shall prohibit Employee from (a) serving as a consultant, director or member of a committee, paid or unpaid, for entities that, in the reasonable and good faith determination of the Board following Employee’s advance written notice to the Board and with the Board’s prior consent, which shall not be unreasonably withheld, do not compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest or appearance of a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Employee’s duties under this Agreement.

2. Term of Employment. The term of employment (“Term”) shall commence on or about October 28, 2020 and will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

3. Place of Employment. Employee’s services shall be performed at the Company’s offices or such other place as the Employee is then located. The parties acknowledge, however, that Employee may be required to travel in connection with the performance of his duties hereunder.

4. Compensation. For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

4.1 Base Salary. Employee shall initially be paid an aggregate annual base salary at the rate of $250,000 per year, less all applicable withholdings and deductions (the “Base Salary”), payable in equal installments during each year in accordance with the payroll practices for the executives of the Company. The Compensation Committee of the Board, or the Board if there is no Compensation Committee, shall review Employee’s salary from time to time and may, in its sole discretion, increase but not decrease it. The Board of Directors has the final authority to approve Base Salary adjustments.

4.2 Target Bonus. Subject to the other provisions of this Section 4, Employee will participate in Employer’s annual incentive bonus plan under which Employee may earn an annual incentive bonus in an amount up to 100% of the Base Salary, less all applicable withholdings and deductions (each, a “Performance Bonus”), which bonuses are expected to be paid on or before March 15 of the calendar year following the calendar year to which the Performance Bonus relates. The terms of the annual incentive bonus plan, including, without limitation, the criteria upon which Employee can earn the maximum bonus and the form of payment (i.e., in cash, equity, equity-based compensation, or a combination thereof) will be determined annually by Employer’s Board. The criteria that shall apply to the Performance Bonus for the first performance period during the Term are set forth on Exhibit A attached hereto. The Company may modify the criteria applicable to the Performance Bonus from time to time by amending Exhibit A without the need to otherwise amend this Agreement, and any such modifications may be made by the Board or any authorized representative of the Board. Except as set forth herein, to be eligible to receive a Performance Bonus for a calendar year, Employee must remain employed through the payment date of such Performance Bonus. Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

4.3 Long Term Incentives. Employee shall be eligible to participate in any long-term incentive plans adopted by the Company from time to time and shall otherwise be eligible for annual long-term incentive awards in the discretion of the Board.

4.4 Reserved.

4.5 Clawback Rights. If and for so long as Employee is deemed an “executive officer” subject to Section 954 of the Dodd Frank Act (defined below), any incentive compensation payable to Employee pursuant to this Agreement or Company incentive compensation plans that qualifies as incentive compensation pursuant to the Dodd Frank Act (the “Clawback Benefits”) shall be subject to “Company Clawback Rights” as follows: During the period that the Employee is employed by the Company and for a period of three (3) years thereafter, if there is a Restatement (as defined below) of any financial results during the preceding three (3) fiscal year period from which any Clawback Benefits to Employee shall have been determined, Employee agrees to repay any Clawback Benefits amounts which were determined by reference to any Company financial results which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be promptly surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Employee by the Company following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Company in good faith and in accordance with applicable law, rules, and regulations. All determinations by the Company with respect to the Clawback Rights shall be final and binding on the Employee. The Clawback Rights shall be subject to applicable law, rules, and regulations. For purposes of this Section 4.5, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean “a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatement”)”. The parties acknowledge it is their intention that the foregoing Clawback Rights as related to a Restatement conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect, but shall not exceed the requirements of such rules and regulation.

5. Indemnification. To the fullest extent permitted by law and the Company’s articles of incorporation and bylaws, the Company hereby indemnifies Employee and holds him harmless from the Effective Date, through the Term, and after the period of Employee’s employment hereunder, from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel (which expenses the Company will, to the extent so permitted, advance to Employee as the same are incurred) arising out of or in connection with the fact that Employee are or was a director, officer, attorney, employee, or agent of the Company or serving in such capacity for another corporation at the request of the Company. This indemnification is in addition to that provided in the Company’s certificate of incorporation and bylaws.

6. D&O Insurance. The Company shall cover Employee under directors and officers liability insurance from the Effective Date, through the Term, and, while potential liability exists, after the period of Employee’s employment hereunder, on the most favorable terms as provided to any other director or executive officer of the Company.

7. Expenses. Subject to Section 28.2, Employee shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other business expenses incurred by Employee while employed (in accordance with the policies and procedures established by the Company and as in effect from time to time for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Employee shall properly account for such expenses in accordance with Company policies and procedures.

8. Other Benefits. Employee will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical, retirement, disability and life insurance plans on a basis commensurate with Employee’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan or prevent Employer from amending or terminating any such plan from time to time. During any period where Employer is not offering a group health insurance plan, Employer will reimburse Employee for his reasonable monthly insurance premiums actually incurred for health insurance coverage for himself and his eligible dependents, if any, subject to the Company’s expense reimbursement policies and procedures as in effect from time to time, to the extent such reimbursements are permitted by applicable law and any corresponding regulations and with such monthly amount included in Employee’s taxable income if required by law.

9. Termination of Employment.

9.1 By Employer For Cause, By Employee Without Good Reason, or Due to Disability or Death. If Employer terminates Employee’s employment for Cause (as defined below), if Employer terminates employment with the Company other than for Good Reason (as defined below), or if Employee’s employment terminates due to death or Disability (as defined below), the Company shall pay to the Employee (or, if applicable, his estate) in a lump sum (i) any unpaid portion of Employee’s accrued Base Salary and unused Paid Time Off; (ii) any amounts payable to Employee pursuant to the terms of any retirement or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”). Unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

9.2 By Employer Without Cause or By Employee for Good Reason Outside of Change in Control Period. The Company may terminate Employee’s employment at any time without Cause. Upon Employee’s termination of employment by the Company without Cause or Employee’s resignation for Good Reason outside of a Change in Control Period (as defined below), in addition to the Accrued Obligations, Employee shall be entitled to receive a lump-sum severance payment in an amount equal to the sum of Employee’s then in effect annual Base Salary and a portion of Employee’s target bonus, calculated at 100% of target performance completion of goals and objectives, prorated for the portion of the calendar year that has passed as of Employee’s last day of employment, in each case, less all applicable withholdings and deductions. Any unvested equity grants, any annual long-term incentive awards, or any other equity awards made during the Term shall fully and immediately vest (and in the case of options become exercisable), as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

9.3 By Employer Without Cause or By Employee for Good Reason Within Change in Control Period. Upon Employee’s termination of employment by the Company without Cause or Employee’s resignation for Good Reason, in either case, within six (6) months prior to, upon, or within twelve (12) months following a Change in Control (“Change in Control Period”), Employee shall be entitled to receive the payments and benefits provided in Section 9.2, except that the amount of the lump-sum severance payment to be paid to Employee shall instead be equal to the sum of two times Employee’s then in effect annual Base Salary and 100% of Employee’s target annual bonus for the year in which the termination occurs.

9.4 Benefits. Employee’s eligibility to participate in the Company’s medical, dental, and vision benefit plans and other insured benefits (such as life, accident, and disability coverage) will terminate upon Employee’s termination of employment according to the terms of the relevant benefit plan. Employee may elect to participate in medical, dental, and vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Employee under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”), to the extent applicable, at the applicable COBRA rates for up to eighteen (18) months. In the event Employee is entitled to severance payment benefits pursuant any paragraph in this Section 9, provided Employee timely elects COBRA continuation coverage, or, if COBRA continuation coverage is not available because the Company does not sponsor a group health plan that is required to provide COBRA continuation coverage, the Company shall continue to provide all welfare benefits provided to Employee immediately before such termination (including, without limitation, health and life insurance (or the reimbursement of health insurance premiums as provided in Section 8), but excluding disability insurance) for a period following Employee’s termination of employment of eighteen (18) months, to the extent permitted pursuant to the terms of such benefit plans, at the same cost and to the same extent that such insurance (or reimbursements thereof) continues to be provided to similarly situated employees at the time of Employee’s termination; provided, however, that to the extent Employee becomes re-employed and eligible for benefits with another employer prior to the expiration of such period, Employee will elect such benefits and promptly notify the Company so that the Company will have no further obligation to provide benefits under this subsection 9.4 unless, and then only to the extent that, the benefits that are being provided by the Company are more favorable than such benefits provided by the other company, as determined by Employee in his reasonable discretion.

9.5 Payment Timing/Release of Claims. The payment and provision of any and all severance benefits pursuant to this Section 9 shall be conditioned upon and subject to execution of a release of claims by Employee at the time of termination of employment and in a form acceptable to the Company within the Company’s sole reasonable discretion (“Release of Claims”). All lump-sum payments due pursuant to this Agreement shall be payable sixty (60) days following the termination date, provided that before such date, Employee has timely signed (and not revoked) the Release of Claims. The payment of the Accrued Obligations is not subject to Employee’s execution of a Release of Claims.

9.6 No Obligation to Mitigate. Except as provided in Section 9.4, Employee shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 9 be reduced by any compensation earned by the Employee as the result of employment by another employer or business or by profits earned by Employee from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Employee for any reason.

9.7 Definitions.

(i) Cause. “Cause” Shall mean:

(1) conviction of a felony or a crime involving fraud or moral turpitude; or

(2) theft, material act of dishonesty or fraud, material and intentional falsification of any employment or Company records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Company; or

(3) intentional or reckless conduct or gross negligence materially harmful to the Company (or the successor to the Company after a Change in Control), including violation of a non-competition or confidentiality agreement; or

(4) willful failure to follow lawful instructions of the person or body to which Employee reports; or

(5) gross negligence or willful misconduct in the performance of Employee’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Employee’s job objectives.

(ii) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Employee from performing substantially all of Employee’s duties associated with Employee’s position or title with the Company for at least 90 days in a twelve (12) month period.

(iii) Good Reason. Resignation for “Good Reason” shall mean, without the express written consent of Employee, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(1) a material reduction or change in Employee’s title or job duties, responsibilities, and requirements inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities, and requirements,

(2) a material reduction of Employee’s then in effect Base Salary or Employee’s target bonus as set forth in Section 4.2 above.;

(3) following a Change in Control, Employee not serving as the Executive Chairman or equivalent position of the surviving entity to the Company;

(4) the relocation of Employee’s primary place of employment or home base by fifty (50) miles or more; or

(5) any material breach of this Agreement by Company.

In the case of Employee’s allegation of Good Reason, (x) Employee shall provide written notice to the Company of the event alleged to constitute Good Reason within 90 days after the initial occurrence of such event, and (y) the Company shall have the opportunity to remedy the alleged Good Reason event within 90 days from receipt of notice of such allegation (the “Cure Period”). If not remedied within the Cure Period, Employee may submit a written notice of termination, provided that the notice of termination must be given no later than 45 days after the expiration of the Cure Period; otherwise, Employee is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Employee’s right to claim Good Reason with respect to future similar events.

(iv) Change in Control. “Change in Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) during any period of twelve (12) consecutive months ending on the date of the most recent acquisition, a sale of the assets of the Company that have a total gross fair market value equal to or greater than 40%of the total gross fair market value of all of the Company’s assets immediately prior to such acquisition or acquisitions or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change in Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company. Notwithstanding the foregoing, an event shall not constitute a Change in Control unless such event also constitutes a “change in control event” for purposes of Section 409A (as defined below) and as described in Treas. Reg. § 1.409A-3(i)(5).

10. Restrictive Covenants.

10.1 Employee agrees and acknowledges that the Confidential Information that Employee has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the restrictions set forth herein. Employee agrees and acknowledges that the restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Employee.

10.2 Employee hereby agrees and covenants that during the Term and for a period of twelve (12) months thereafter, he shall not, without the prior written consent of the Company:

(i) on his own behalf, individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial, or otherwise), or participate in the ownership, establishment, management, operation, or control of, any business, individual, partnership, firm, corporation, or other entity that directly competes with any existing business or service which Employer provides;

(ii) recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three (3) month period immediately preceding the date of Employee’s termination for the purpose of employing the individual or obtaining the individual’s services or otherwise causing the individual to leave employment with the Company;

(iii) solicit or divert to any competing business any customer or prospective customer with which Employee had contact during the twelve months prior to leaving the Company

Employer and Employee agree that: these provisions do not impose an undue hardship on Employee and are not injurious to the public; that these provisions are necessary to protect the business of Employer and its affiliates; the nature of Employee’s responsibilities with Employer under this Agreement require Employee to have access to confidential information which is valuable and confidential to all of the Company’s business; the scope of this Section 10 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 10 including the consideration set forth in this Agreement.

11. Confidential Information. Employee recognizes that Employer’s Business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer, to which Employee has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer. Employee agrees that during Employee’s employment and after termination of employment irrespective of cause, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer. Employee’s obligation under this Agreement is in addition to any obligations Employee has under state or federal law. Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer) whether in hard copy, electronic, or other format, together with all copies of such material in Employee’s possession or control. Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Employee’s obligations under this Section 11 are indefinite in term and shall survive the termination of this Agreement. However, Employee further understands that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Employee files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order. Employee understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.

12. Work Product and Copyrights. Employee agrees that all right, title, and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

12.1 To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

12.2 If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

13. Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee will:

13.1 Make adequate written records of such Inventions, which records will be Employer’s property;

13.2 Assign to Employer, at its request, any rights Employee may have to such Inventions for the U.S. and all foreign countries;

13.3 Waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

13.4 Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employer will pay to Employee, either during or after the term of this Agreement, the following amounts if Employee is sole inventor, or Employee’s proportionate share if Employee is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Employee is named as an inventor in the patent.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit B (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

NOTICE: This Section 13 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

14. Non-Disparagement. During Employee’s employment with the Company and any time thereafter, Employee shall not make, publish, or otherwise transmit any false, disparaging or defamatory statements, whether written or oral, regarding the Company and any of its employees, executives, agents, investors, procedures, investments, products, policies, or services. Similarly, the Company shall not make, publish, or otherwise transmit any false, disparaging or defamatory statements, whether written or oral, regarding the Employee.

15. No Interference. Notwithstanding any other provision of this Agreement, (i) Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with Employee’s right to (a) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (c) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (d) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, Employee may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

16. Defend Trade Secrets Act. Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

17. Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of 11, 12, 13 or 14 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 11, 12, 13 or 14. Employee shall also be permitted to seek an injunction in the event of the Company’s violation of the terms hereunder. The preceding sentence shall not be construed to limit the Parties from any other relief or damages to which either may be entitled as a result of a breach of any provision of this Agreement, including Sections 11, 12, 13 or 14. Employee also agrees that a violation of any of Sections 11, 12, 13 or 14 would entitle Employer, in addition to all other remedies available at law or equity, to seek from Employee any and all funds, including, without limitation, wages, salary and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

18. Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Employee’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 18 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law, and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation, and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, Nevada State Law. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

18.1 Mediation. Employer and Employee will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Nevada before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

18.2 Arbitration. If any claim or dispute has not been resolved in accordance with Section 18.1, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted, and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 18 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 18 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 18.2. The arbitrator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

19. Fees Related to Dispute Resolution. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement, which shall not exceed the amount of total compensation Employee received in the last twelve (12) months of his employment with the Employer.

20. Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

21. Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

22. Conditions of Employment. Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws.

23. Assignability. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

24. Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, or by overnight courier, to Employee at Edward Karr, c/o/ Global Capital, 6 Passage des Lions, Geneva, Switzerland 1204 or to Employer at U.S. Gold Corp., Suite 102 – Box 604, 1910 E Idaho Street, Elko, NV 89801. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.

25. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

26. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

27. Governing Law. Except as provided in Section 18 above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to the conflicts of law provisions of such laws. The parties hereto expressly recognize and agree that the implementation of this Section 27 is essential in light of the fact that Employer has its corporate headquarters and its principal executive offices within the State of Nevada, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Employer and its key employees. A Court of competent jurisdiction in Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction.

28. 409A Savings Provisions.

28.1 The provisions of this Agreement are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and authoritative guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

28.2 To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expenses were incurred.

28.3 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

28.4 Each installment payment payable hereunder shall constitute a separate payment for purposes of Section 409A. Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary Separation from Service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

28.5 Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

28.6 For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (i) to the amounts payable prior to March 15 following the year in which Employee’s employment terminates plus (ii) the lesser of two (2) times: (x) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

29. Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Code or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 29, such Payments shall be reduced such that the reduction of compensation to be provided to Employee as a result of this Section 29 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 29 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

30. Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

31. Costs and Fees Related to Negotiation and Execution of Agreement. Except as otherwise provided herein, each Party shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders’ fees or brokers’ fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party. Notwithstanding the foregoing, the Company shall reimburse Employee up to $2,500, less applicable deductions and withholdings, for his reasonable, documented out-of-pocket legal fees actually incurred by Employee for the purpose of reviewing this Agreement.

32. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought, and any such modification will be signed by the Chairman of the Board of Directors of Employer.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

U.S. GOLD CORP.

By:	/s/ Robert W. Schafer
Name:	Robert W. Schafer
Title:	Chairman of the Compensation Committee of the Board of Directors

EDWARD KARR

/s/ Edward Karr